Exhibit 10.148

FIRST AMENDMENT TO

ERIE INSURANCE GROUP
EMPLOYEE SAVINGS PLAN

(As Amended and Restated Effective January 1, 2010)

WHEREAS, Erie Indemnity Company (the “Company”) maintains the Erie Insurance Group Employee Savings Plan, as amended and restated effective January 1, 2010 (the “Plan”);

WHEREAS, the Plan provides that the Company may amend the Plan; and

WHEREAS, the Company has delegated to the Employee Benefits Administration Committee (“EBAC”), through its Charter, the authority to make certain amendments to the Plan.

NOW, THEREFORE, the Company hereby amends the Plan as follows:

1.    Section 1.35 of the Plan is deleted in its entirety and the following shall be inserted in lieu thereof:

“1.35 ‘Tax Deferred Contribution’ means the Employer contribution made pursuant to a Participant’s election under Section 3.1(a) to reduce his future taxable Compensation by a stated percentage, from one percent (1%) to one hundred percent (100%), in lieu of receiving such amount directly in cash and to have such amount contributed to a Tax Deferred Account maintained on his behalf under the Plan. Effective on and after March 1, 2013, a Tax Deferred Contribution may also mean the automatic Employer contribution made pursuant to Section 2.1(b). A Tax Deferred Contribution shall not be includable in the Participant’s gross income at the time of deferral.”

2.	Section 2.1 of the Plan is deleted in its entirety and the following shall be inserted in lieu thereof:

“2.1	Participation

(a)
Any Employee shall be eligible to participate in the Plan on the first day of a pay period, provided he is a Covered Employee and is actively employed by an Employer on such date and, provided further, that he makes proper application for participation within a reasonable time prior to the start of such pay period by furnishing Notice in accordance with procedures established by the Administrator and communicated to Covered Employees.

(b)
A Covered Employee who is hired on or after March 1, 2013 and who does not make an affirmative election to participate in the Plan pursuant to paragraph (a) above within the 30-day period following notice of his eligibility shall be enrolled automatically to participate in the Plan effective as of the beginning of the first pay period following the expiration of such 30-day period. Such automatic enrollment shall be at the rate of five percent (5%) of Compensation and shall remain in effect during such Participant’s period of employment until such time as the Participant affirmatively acts to change such percentage. The Administrator shall comply with the notice requirements of Section 414(w)(4) of the Code and may establish additional procedures, in its discretion, to administer the automatic enrollment of Covered Employees. For all purposes hereunder, contributions made pursuant to automatic enrollment hereunder shall be treated as Tax Deferred Contributions.

(c)
Notwithstanding the foregoing, any Covered Employee who is compensated on an hourly basis and who is classified by an Employer as other than a regular hourly employee shall be eligible to participate in the Plan on the first day of a pay period coincident with or next following the

January 1 or July 1 on which (or which next follows the date) such Employee completes each of the following requirements, provided the Covered Employee remains a Covered Employee as of such January 1 or July 1:

(i)	Attains age 21 years; and

(ii)	Completes one Year of Eligibility Service.

A Covered Employee who is described in this paragraph (c) and who satisfies the conditions set forth above may participate in the Plan by making proper application for participation within a reasonable time prior to the start of a given pay period by furnishing Notice in accordance with procedures established by the Administrator and communicated to Covered Employees. The automatic enrollment provisions of paragraph (b) shall not apply to a Covered Employee who is described in this paragraph (c).

If an Employee described in this paragraph (c) is not a Covered Employee on the date he otherwise would have become eligible to participate in the Plan, such Employee shall be eligible to participate in the Plan pursuant to paragraph (a) upon his return to employment as a Covered Employee.”

3.	Section 2.2 of the Plan is amended by adding the following to the end thereof:

“The automatic enrollment provisions of Section 2.1(b) shall not apply in connection with the re-employment of a Covered Employee.”

4.	Section 2.3(b) of the Plan is deleted in its entirety and the following shall be inserted in lieu thereof:

“(b)
Upon the transfer of an individual from other employment with an Employer or Affiliate such that the individual becomes a Covered Employee hereunder, such individual shall be eligible to participate in the Plan as provided in Section 2.1 hereof; provided, however, that the provisions of Section 2.1(b) shall not apply following such transfer.”

5.	Section 3.1(a) of the Plan is deleted in its entirety and the following shall be inserted in lieu thereof:

“(a)
Each Covered Employee who is eligible to participate in the Plan and who has elected to become a Participant (in accordance with Section 2.1(a)) may, at the time of making application to become a Participant, elect to make Elective Deferrals in a fixed, whole percentage, from one percent (1%) to one hundred percent (100%) of Compensation otherwise payable to such Covered Employee in future pay periods. Such election shall be made in accordance with procedures adopted by the Administrator and communicated to Participants.

Subject to the automatic enrollment provisions of Section 2.1(b) and the limitations set forth in Sections 3.2 and 11.11, Elective Deferrals shall be made pursuant to the Participant’s election and shall be designated as either Tax Deferred Contributions or Roth Elective Deferrals in accordance with such election; providing however, that the Administrator, in its discretion may authorize at any time a suspension or reduction of Elective Deferrals, or any part thereof, with respect to any Participant. Elective Deferrals shall be withheld by the Participant’s Employer each pay period by regular payroll deduction in accordance with the Employer’s payroll withholding procedures and shall be credited to the Participant’s Tax Deferred Account or

Designated Roth Account as of the date the contributions are received by the Trustee or otherwise deposited in the Trust Fund. Such contributions shall be deposited in the Trust Fund as soon as such amounts can reasonably be segregated from the Employer’s general assets.

In all events, a Covered Employee who is eligible to participate in the Plan pursuant to Article Two shall be permitted to (i) begin making Elective Deferrals, (ii) change an existing election to made Elective Deferrals, and (iii) cease making Elective Deferrals at least once each Plan Year.”

6.	Section 5.3(a) of the Plan is deleted in its entirety and the following shall be inserted in lieu thereof:

“(a)
When a Covered Employee submits his application to become a Participant, he shall give Notice regarding the investment of contributions to be made on his behalf under the Plan. Such Notice shall be provided to the Administrator or its designee within such time and in accordance with such means as are designated by the Administrator and communicated to Participants and Covered Employees. Subject to such procedural rules as may be established by the Administrator from time-to-time, such Notice shall specify, in 1% increments from 0% to 100%, the percentage of each applicable contribution source which is to be invested in each investment option then made available.

A Covered Employee who is enrolled automatically in the Plan pursuant to Section 2.1(b) and who does not give Notice to the Administrator or its designee regarding the investment of the Tax Deferred Contributions to be made on his behalf thereunder shall be deemed to have chosen to invest such Tax Deferred Contributions in such default fund as is set forth in the Trust Agreement or as otherwise determined by the Administrator.

A Participant may change the investment elections or default investment elections made under this Section 5.3(a) at any time by giving Notice to the Administrator or its designee within such time and in accordance with such means as are designated by the Administrator and communicated to Participants and Covered Employees. Such Notice of change shall be subject to the procedural specifications set forth above (and, if applicable, subject to the limitations set forth in Section 5.4) and, except as may otherwise be provided in the Trust Agreement, shall be effective with respect to contributions received by the Trustee (or otherwise deposited into the Trust Fund) as of the Valuation Date on which the Notice is received or as of the next following Valuation Date, in accordance with procedures established by the Administrator, and communicated to Participants and Covered Employees.

A Covered Employee making a Rollover Contribution shall give Notice regarding the investment of such contribution. Such Notice shall be delivered on or prior to the date the Rollover Contribution is effective and shall specify, in 1% increments from 0% to 100%, the percentage of the Rollover Contribution to be invested in each investment option which is then made available for the investment of Rollover Contributions.”

7.	Section 5.3 of the Plan is amended by adding the following to the end thereof:

“(g)
The Plan is intended to constitute a plan described in Section 404(c) of ERISA and Title 29 of the Code of Federal Regulations Section 2550.404c-1. As a consequence, Plan fiduciaries shall be relieved of liability for any losses resulting from any investment election by a Participant and/or Beneficiary to the fullest extent permitted by law.”

8.	Section 11.6(a) of the Plan is deleted in its entirety and the following shall be inserted in lieu thereof:

“(a)
Each Participant shall give Notice regarding the designation of a Beneficiary or Beneficiaries who shall receive payment of the Participant’s interest under the Plan in the event of his death. Such Notice shall be provided to the Administrator or its designee within such time and in accordance with such means as are designated by the Administrator and communicated to Participants. If the Participant is married, the Participant’s Beneficiary must be his Spouse (in accordance with Code Section 401(a)(11)(B)(iii)) unless Spousal Consent requirements are satisfied. In the event a Participant dies and there is no properly designated Beneficiary then living, the interest of the Participant under the Plan shall be paid in a lump sum to his surviving Spouse, or, if there is no surviving Spouse, to his estate or other successor, all as the Administrator may determine.”

9.
In all other respects, the Company ratifies and confirms the Erie Insurance Group Employee Savings Plan as Amended and Restated, effective January 1, 2010, which together with this First Amendment constitutes the entire Plan.

IN WITNESS WHEREOF, the Company has caused this First Amendment to the Erie Insurance Group Employee Savings Plan be executed this 27th day of December, 2013.

ATTEST:                        ERIE INDEMNITY COMPANY

/s/ Sheila M. Hirsch                    By: /s/ Sean J. McLaughlin
Sean J. McLaughlin
Title:    EVP, Secretary and General Counsel

ATTEST:                        EMPLOYEE BENEFITS ADMINISTRATION COMMITTEE

/s/ Karen A. Skarupski                    By: /s/ William D. Gheres
William Gheres
Title:    Chair, Employee Benefits Administration Committee